EXHIBIT 99.01

Chegg Reports Q4 and Full Year 2017 Financial Results and Raises 2018 Guidance
Chegg Services hits a record 2.2 million subscribers for 2017, growing 45% year over year.

SANTA CLARA, Calif., February 12, 2018 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Smarter Way to Student, today reported financial results for the three and twelve months ended December 31, 2017.

"2017 was our best year yet. Chegg Services revenue grew 44% year over year and we significantly improved profitability, which was driven by the leverage of our all digital model," said Dan Rosensweig, Chairman and CEO of Chegg, Inc. "We enter 2018 with tremendous momentum, giving us confidence to raise 2018 guidance, as we focus on our mission of helping students improve their academic, financial, and career outcomes.”

Q4 2017 Highlights:

•	Total Net Revenues of $73.5 million, an increase of 17% year-over-year

•	Total Net Revenues to Non-GAAP Total Net Revenues increased 30% year-over-year *

•	Chegg Services Revenues grew 37% year-over-year to $60.5 million, or 82% of total net revenues, compared to 70% in Q4 2016

•	Net Income was $3.7 million

•	Non-GAAP Net Income was $18.1 million

•	Adjusted EBITDA was $21.1 million

•	1.4 million: number of Chegg Services subscribers, an increase of 47% year-over-year

•	169 million: total Chegg Study content views, an increase of 79% year-over-year

Full Year 2017 Highlights:

•	Total Net Revenues of $255.1 million, remaining flat year-over-year

•	Total Net Revenues to Non-GAAP Total Net Revenues increased 28% year-over-year *

•	Chegg Services Revenues grew 44% year-over-year to $185.7 million, or 73% of total net revenues, compared to 51% in 2016

•	Net Loss was $20.3 million

•	Non-GAAP Net Income was $31.3 million

•	Adjusted EBITDA was $46.4 million

•	2.2 million: number of Chegg Services subscribers, an increase of 45% year-over-year

•	440 million: total Chegg Study content views, an increase of 69% year-over-year

Our total net revenues are comprised of two revenue streams: (1) Chegg Services revenues, which includes Chegg Study, Chegg Writing, Chegg Tutors, Brand Partnership, Test Prep and Internships; and (2) Required Materials revenues, which includes commissions from Ingram and other partners, on the rental and sale of print textbooks, as well as revenues from eTextbooks.

* Chegg presents non-GAAP total net revenues as if the transition of textbook inventory investment and textbook logistics and fulfillment functions for Chegg’s print textbook business to Ingram was complete and the revenues from print textbook business were entirely commission-based. Chegg completed its transition to Ingram in November 2016 and to provide a more meaningful comparison of Chegg's total net revenues for the three and twelve months ended December 31, 2017, Chegg has presented the year-over-year percentage against non-GAAP total net revenues for the same periods in 2016.

For more information about non-GAAP total net revenues, non-GAAP net income, and adjusted EBITDA, and a reconciliation of non-GAAP total net revenues to total net revenues, non-GAAP net income to net income (loss), and adjusted EBITDA to net income (loss), see the sections of the press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

First Quarter 2018

•	Total Net Revenues in the range of $73 million to $75 million

•	Chegg Services Revenues in the range of $54 million to $55.5 million

•	Gross Margin between 71% and 73%

•	Adjusted EBITDA in the range of $14 million to $16 million

Full Year 2018

•	Total Net Revenues in the range of $295 million to $300 million

•	Chegg Services Revenues in the range of $240 million to $243 million

•	Gross Margin between 72% and 74%

•	Adjusted EBITDA in the range of $74 million to $76 million

•	Capital Expenditures in the range of $30 million to $35 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net income (loss) to EBITDA and adjusted EBITDA for the first quarter 2018 and full year 2018, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA."

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey and welcome everyone. 2017 was a break out year for Chegg and I’m thrilled by the way our team executed. We successfully completed our first year as an all-digital company, positioning us to be a high-growth, high-margin, more predictable business. We have always believed that there was a huge opportunity to realign the education industry with the needs of the modern student by building an interconnected, digital, learning platform; with services that are online, on-demand, personalized, adaptive, affordable, and backed by human help. Our results speak for themselves, as we have succeeded in delivering record engagement, record subscribers, record digital revenue, and record profitability, all while becoming increasingly more valuable to more students and of course our shareholders.

As we start a new year, it’s always good to reflect back on what we said we would do the prior year. In 2017 we laid out three key priorities.

1.	First, to execute on our financial objectives.

2.	Second, to focus on improving and expanding the opportunities with our existing services.

3.	And third, to strategically take advantage of new opportunities that leverage our student graph and accelerate our growth rate.

I am proud to say we successfully delivered on all of our priorities and our numbers clearly reflect that. For the full year of 2017, our Chegg Services subscribers grew 45% to a record 2.2 million, including 47% growth in Q4 alone. Chegg Services revenue grew 44% and more than doubled our adjusted EBITDA from 2016, truly highlighting the leverage in our model.

Even as profitability dramatically improved, we dedicated significant investments towards our future. We have said that the more we invest in content and modalities, the larger that our opportunity gets. So, we have invested in subject expansion inside Chegg Study, with subjects like chemical engineering, nursing, anatomy, physiology; and made investments in new modalities, like video. We also made important investments in our new writing service, focusing on teaching students how to improve their writing. And, with the acquisition of Math 42, we expect to expand our coverage of math significantly in 2018. We also continued our investment in our careers services - as over 70% of students say they go to college to get a job. We remain focused on helping students not only in their academic pursuits, but their professional endeavors as well.

We are able to make these investments because the opportunity to improve education is massive. It’s a trillion dollar a year industry, in which 44 million Americans have borrowed over 1.4 trillion dollars to participate in a system that unfortunately can no longer support them. The entire industry must adjust to the modern student, as we believe over the next 10 years, there will be even more people who need to learn - not only in the United States, but globally - who are increasingly dependent on on-

line, personalized, learning that is more convenient, more affordable, and more relevant to improve their outcomes. Technology and the Internet, like it has in every other industry, should enable this change that we believe we are in the best position to leverage it to realign the industry.

We continue to be focused on solving the biggest pain points of students and, it should come as no surprise, that today’s student is still frustrated by the high cost of textbooks. This is why we continue to see success in our required materials service, which drives customer acquisition, brand awareness and provides critical data and insights. In 2017, Required Materials delivered beyond our expectations, bringing over 2 million customers to Chegg. And - importantly - not only are students continuing to come to Chegg to buy and rent physical textbooks, but we are finally also beginning to see more of an industry shift from print to digital materials. Chegg is capturing the benefit of that shift and this creates even greater daily engagement with our platform, expands our data on what students are studying, gives us greater insight in to what material they are struggling with - enabling us to offer more relevant products and services at the right time for almost no cost of acquisition.

And the core of Chegg is, of course, Chegg Services, as it is most closely aligned with the needs of today’s student; to master the subject, get a better grade, go on to graduate and pursue their career. In 2017, Chegg Services grew 45% year over year, to 2.2 million subscribers, reflecting just how important Chegg has become to college students. Chegg Study, specifically, has become a student mainstay as is reflected in our engagement metrics.

We continue to add more value to Chegg Study, which now includes nearly 7 million textbook solutions, from 28,000 ISBNs, and more than 13 million unique questions that have been asked by students and answered by our network of over 35,000 experts. We now have a library of over 20 million unique, proprietary, expert answers and textbook solutions - an increase of nearly 6 million this year alone. Chegg Study content views - which is how we measure engagement - surpassed 440 million in 2017, up more than 60% year over year. That means 440 million times, students had a question and came to Chegg Study for help. It’s clear that our investment in new content and expanded modalities has deepened engagement and brand affinity, which has resulted in higher retention, lower customer acquisition cost, and increased subscribers. This creates an incredible competitive moat and we believe it would be very difficult for anyone to replicate the volume and quality of these questions and answers on our platform.

As we continue to expand, we believe two of our most important growth areas are math and writing - as over 40% of students require remediation in Math and English, or both. As a reminder, we acquired Math 42 at the end of last year, and we have plans to expand that capability. We expect to begin beta testing a math service later in 2018 and think it’s a huge opportunity for us in the coming years. Also, developing writing competency is critical for students, not only in school, but as well as in to their careers. We believe Chegg is uniquely positioned to meet this need because students already come to us today when writing papers. To give you a sense of the scale of our current writing service, we have over 100 million visits from students, on an annual basis, who created over 150 million citations in Q4 alone, bringing our total number of citations in 2017 to over half a billion. But, even at that scale, what really gets us excited is the launch of our new writing subscription service: which takes us from citing to writing. We think this product is a game changer because, with our ability to leverage our data, along with A.I. and machine learning, we will be able to help students understand not only what they want to cite, but what they should have cited and why, how to structure a sentence, learn and improve their grammar, spelling, and much more. We believe the expansion of this service positions us to become the largest educator in the writing space.

Although we see writing and math as subjects that can be taught at scale using technology, we still believe in the power of human help. This is why we are building the largest online marketplace for tutors - and highlights the importance of integrating it in to our other services. We continue to see 50% of our current Chegg Tutor customers coming from Chegg Services, which shows the power of our inter-connected platform, and the importance of human help to students. In 2018, we plan to expand our integration of Chegg Tutors in to our writing products and our primary focus over the next year will be to improve tutor quality and tutor matching, as we scale.

2017 marked the beginning of a much bigger opportunity for Chegg. The momentum and receptivity of our brand, with awareness of Chegg Services now exceeding over 80% of all college students, means we enter 2018 in our strongest position ever. Our reach is at an all-time high, the number of students who can benefit from our services continues to expand, our paying customer base has grown substantially year-over-year, and our knowledge of students and their needs is at an all-time high. On top of that, our balance sheet is stronger than it’s ever been; with no debt and over $200 million dollars in cash, which Andy will discuss later on this call. As you can imagine, given the momentum we are seeing, we couldn’t be more excited about the next phase of our growth.

Our priorities for 2018 will build on the success we have seen in the last year so we will focus on:

1.	First, meeting our 2018 financial goals.

2.	Continuing to expand our TAM, through the addition of new subjects, products and services.

3.	And, as always, we will invest in opportunities that we believe will leverage our brand, reach, and student graph to grow faster at lower costs.

Chegg focuses on solving the biggest problems facing today’s students by helping them pick their best fit school, identify the right major, pass their classes, lower their costs, master the subject, develop skills and, ultimately, pursue the right career path. And the deeper we get in to this market, the clearer it is that Chegg can play a critical role to the over 36 million high school and college students in the United States and, eventually, around the world.

If we continue to focus on making education more accessible, affordable, efficient and relevant while delivering the outcome students desire, it’s hard to imagine any company being more valuable for people between the ages of fifteen and thirty. And with that, I will turn it over to Andy.

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the fourth quarter and full year 2017, as well as our increased outlook for 2018.

2017 was a great year for Chegg. We met or exceeded all of our financial targets, made key investments in our existing and future services, expanded our offerings organically and through acquisition, and strengthened our balance sheet with a very well received follow-on offering. We believe we enter 2018 in a stronger position than we did entering 2017 and expect to have another great year.

For the full year 2017, revenue came in at $255.1 million, this is an increase of 28 percent over the comparable non-GAAP revenue in 2016 and represents our first year-over-year revenue growth on a GAAP basis since transitioning to an all-digital model. More importantly, Chegg Services revenues grew 44% to $185.7 million, and hit a record 2.2 million subscribers for the year, a net increase of 700 thousand over 2016. This drove gross margin to 69%, up from 53% in 2016, resulting in adjusted EBITDA of $46.4 million, up 123% year-over-year.

We ended the year incredibly strong, with Q4 revenue of $73.5 million, which was driven primarily by 37% year-over-year growth of Chegg Services revenue to $60.5 million.

Q4 gross margins were higher than expected at 74%, as a result of strong topline growth, particularly in Chegg Services where much of the incremental revenue drops to the bottom line due to the relatively fixed cost structure.

This led to adjusted EBITDA of $21.1 million, an increase of 52% year-over-year.

Q4 free cash flow came in above our expectations at $15.5 million, as we expanded our consignment partnerships we needed less capital outlay for textbook purchases for our partner Ingram, and there were timing differences of payables and receivables in December.

Looking at the balance sheet, we ended the year with cash and investments of $229 million, almost triple the balance we had at the end of 2016, this the result of proceeds from the successful offering we completed in Q3 and improved cash flows from our all-digital model.

We remain confident we will achieve the 2018 financial model targets we articulated three years ago, most notably to achieve 25% adjusted EBITDA margin, while growing Chegg Services revenue greater than 30%. In addition, as a result of our transition to an all-digital model, the business has become more predictable, as the majority of our revenue comes from subscriptions, giving us much greater visibility. With that, and based on the strength of our performance in Q4, we are raising our guidance for 2018.

As a result, we expect:

•	Total revenue for 2018 to be between $295 and $300 million, with Chegg Services revenue between $240 and $243 million

•	Gross margin to be between 72% and 74%

•	Adjusted EBITDA to be between $74 and $76 million

•
And CapEx, which reflects investments in future growth, to be in the range of $30 to $35 million, of which approximately 80% is investment in content to fuel growth of our subscription services, with the remainder being ongoing capital for systems and infrastructure to support our growth.

Moving to Q1 2018 we expect:

•	Total revenue between $73 and $75 million, with

•	Chegg Services revenue between $54 and $55.5 million

•	Gross margin between 71% and 73%

•	And adjusted EBITDA between $14 and $16 million

In addition, we expect a healthy 40% to 60% conversion of adjusted EBITDA to free cash flow over the next several years.
We expect 2018 conversion to be towards the lower end of this range, and lower than 2017, due to the contractual timing of payments we receive from Ingram for textbook purchases we make on their behalf.

Many of you have asked about the impact of the new tax bill, which got signed into law late last year and is effective for 2018. As with most companies, we believe the new law will be positive for Chegg. Once we become profitable on a GAAP basis, we expect our federal tax rate will be lower, resulting in greater net profits and increased cash flows, versus the old law. At that time, we expect our federal tax rate will be closer to 21%, subject to certain deduction limitations contained in the new law. And, as you can imagine, there are still open items that require clarification, as such we may refine our estimates, as further information and interpretations become available.

In closing, 2017 was a great year for Chegg. The Chegg team executed at a high level and has positioned us for more success in 2018. It’s an exciting time at Chegg and we are glad you are with us for this journey.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Standard Time on February 12, 2018, until 8:59 p.m. Pacific Standard Time on February 19, 2018, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13675345. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP total net revenues, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, and non-GAAP net income per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to include textbook depreciation and to exclude share-based compensation expense, acquisition-related compensation costs, restructuring charges (credits), and other income (expense), net; (2) non-GAAP total net revenues as total net revenues as if it had already transitioned to a fully commission-based revenue model with Ingram for its print textbook business; (3) non-GAAP income from operations as loss from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges (credits), and acquisition-related compensation costs; (4) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (5) non-GAAP net income as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges (credits), and acquisition-related compensation costs; (6) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units and warrants; and (7) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA” and " " tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Non-GAAP total net revenues adjustments.

During 2015 and 2016, Chegg was in the process of transitioning ownership of the print textbook library, print textbook logistics and fulfillment functions for its print textbook business to Ingram. During the transition, Chegg reported print textbook revenues for orders that are fulfilled with textbooks owned by Chegg and commission-based revenues for orders that are fulfilled with textbooks owned by Ingram. Upon completion of the transition, all revenues from print textbook business transactions now represent an approximate 20% commission earned. Our transition to a fully commission-based model with Ingram completed in November 2016. The non-GAAP revenue adjustments present historical total net revenues “as if” Ingram already owned all textbooks and managed all logistics and order fulfillment. Management believes that presenting revenues as if Chegg had already fully transitioned to the commission-based model with Ingram provides investors with a better understanding of Chegg’s results of operations in light of the changes to its business model by facilitating period over period revenues comparisons during the transition period. The adjustments to total net revenues provided below reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature.

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges (credits).

Restructuring charges (credits) primarily relate to expenses incurred in making infrastructure-related changes as a result of transitioning Chegg’s fulfillment obligations for the print textbook business to Ingram, expenses related to the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges (credits) are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges (credits) from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include: (1) compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy and Cogeon GmbH acquisitions; and (2) the remaining pay-out related to the Bookstep acquisition. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg's ability to meet or exceed its long term financial targets in 2018; Chegg’s momentum, and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the rate of adoption of Chegg’s offerings; the effect of Chegg’s acquisition of Imagine Easy Solutions and Cogeon; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2017, and could cause actual results to vary from expectations. Additional information will also be set forth in Chegg’s Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission.

CHEGG, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)

	December 31, 2017	December 31, 2016
Assets	(unaudited)	*
Current assets
Cash and cash equivalents	$126,457	$77,329
Short-term investments	81,742	—
Accounts receivable, net of allowance for doubtful accounts of $259 and $436 at December 31, 2017 and December 31, 2016, respectively	10,855	10,451
Prepaid expenses	2,043	2,579
Other current assets	7,845	21,014
Total current assets	228,942	111,373
Long-term investments	20,305	—
Textbook library, net	—	2,575
Property and equipment, net	47,493	35,305
Goodwill	125,272	116,239
Intangible assets, net	21,153	20,748
Other assets	3,765	4,412
Total assets	$446,930	$290,652
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$7,049	$5,175
Deferred revenue	13,440	14,836
Accrued liabilities	31,074	44,319
Total current liabilities	51,563	64,330
Long-term liabilities
Total other long-term liabilities	4,305	4,383
Total liabilities	55,868	68,713
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 109,667,640 and 91,708,839 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	110	92
Additional paid-in capital	782,845	593,351
Accumulated other comprehensive loss	(282)	(176)
Accumulated deficit	(391,611)	(371,328)
Total stockholders' equity	391,062	221,939
Total liabilities and stockholders' equity	$446,930	$290,652

* Derived from audited consolidated financial statements as of and for the year ended December 31, 2016.

CHEGG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net revenues:
Rental	$—	$7,756	$—	$39,837
Services	73,507	54,588	255,066	182,399
Sales	—	713	—	31,854
Total net revenues	73,507	63,057	255,066	254,090
Cost of revenues(1):
Rental	—	2,132	—	28,637
Services	19,381	16,522	80,175	56,206
Sales	—	1,918	—	34,758
Total cost of revenues	19,381	20,572	80,175	119,601
Gross profit	54,126	42,485	174,891	134,489
Operating expenses(1):
Technology and development	22,849	17,099	81,926	66,331
Sales and marketing	10,994	12,500	51,240	53,949
General and administrative	17,248	14,232	64,411	55,372
Restructuring charges (credits)	24	(125)	1,047	(423)
Gain on liquidation of textbooks	—	(147)	(4,766)	(670)
Total operating expenses	51,115	43,559	193,858	174,559
Income (loss) from operations	3,011	(1,074)	(18,967)	(40,070)
Interest expense and other income (expense), net:
Interest expense, net	(18)	(20)	(74)	(171)
Other income (expense), net	507	(151)	560	(297)
Total interest expense and other income (expense), net	489	(171)	486	(468)
Income (loss) before (benefit from) provision for income taxes	3,500	(1,245)	(18,481)	(40,538)
(Benefit from) provision for income taxes	(159)	244	1,802	1,707
Net income (loss)	$3,659	$(1,489)	$(20,283)	$(42,245)
Net income (loss) per share
Basic	$0.03	$(0.02)	$(0.20)	$(0.47)
Diluted	$0.03	$(0.02)	$(0.20)	$(0.47)
Weighted average shares used to compute net income (loss) per share
Basic	108,968	91,526	100,022	90,534
Diluted	121,557	91,526	100,022	90,534

(1) Includes share-based compensation expense as follows:
Cost of revenues	$88	$57	$316	$172
Technology and development	3,999	3,564	14,333	14,771
Sales and marketing	1,419	668	5,007	6,124
General and administrative	5,385	4,795	18,703	20,718
Total share-based compensation expense	$10,891	$9,084	$38,359	$41,785

CHEGG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(20,283)	$(42,245)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Textbook library depreciation expense	—	9,267
Amortization of warrants and deferred loan costs	—	105
Other depreciation and amortization expense	19,337	14,520
Share-based compensation expense	38,359	41,785
Provision for bad debts	47	58
Gain on liquidation of textbooks	(4,766)	(670)
Loss from write-offs of textbooks	314	1,090
Realized loss (gain) on sale of securities	21	(11)
Loss from write-off of property and equipment	1,368	—
Interest accretion on deferred consideration	(626)	—
Change in assets and liabilities net of effect of acquisition of businesses:
Accounts receivable	(175)	(127)
Prepaid expenses and other current assets	13,550	10,039
Other assets	647	1,437
Accounts payable	2,649	(728)
Deferred revenue	(1,396)	(272)
Accrued liabilities	2,087	(9,499)
Other liabilities	15	189
Net cash provided by operating activities	51,148	24,938
Cash flows from investing activities
Purchases of textbooks	—	(886)
Proceeds from liquidations of textbooks	6,943	25,646
Purchases of marketable securities	(128,247)	(7,633)
Proceeds from sale of marketable securities	16,393	22,830
Maturities of marketable securities	9,750	6,844
Purchases of property and equipment	(26,142)	(24,689)
Acquisition of businesses, net of cash acquired	(14,931)	(27,055)
Purchase of strategic equity investment	—	(1,020)
Net cash used in investing activities	(136,234)	(5,963)
Cash flows from financing activities
Common stock issued under stock plans, net	23,659	2,104
Payment of taxes related to the net share settlement of equity awards	(20,115)	(10,779)
Payment of deferred cash consideration related to acquisitions	(16,939)	—
Proceeds from follow-on offering, net of offering costs	147,609	—
Net cash provided by (used in) financing activities	134,214	(8,675)
Net increase in cash and cash equivalents	49,128	10,300
Cash and cash equivalents, beginning of period	77,329	67,029
Cash and cash equivalents, end of period	$126,457	$77,329

Supplemental cash flow data:
Cash paid during the period for:
Interest	$85	$50
Income taxes	$1,790	$1,094
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$3,573	$2,333

CHEGG, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$3,659	$(1,489)	$(20,283)	$(42,245)
Interest expense, net	18	20	74	171
(Benefit from) provision for income taxes	(159)	244	1,802	1,707
Textbook library depreciation expense	—	364	—	9,267
Other depreciation and amortization expense	5,036	4,519	19,337	14,520
EBITDA	8,554	3,658	930	(16,580)
Textbook library depreciation expense	—	(364)	—	(9,267)
Share-based compensation expense	10,891	9,084	38,359	41,785
Other (income) expense, net	(507)	151	(560)	297
Restructuring charges (credits)	24	(125)	1,047	(423)
Acquisition-related compensation costs	2,123	1,500	6,623	4,988
Adjusted EBITDA	$21,085	$13,904	$46,399	$20,800

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Total net revenues	$73,507	$63,057	$255,066	$254,090
Adjustment as if transition to Ingram is complete	—	(6,661)	—	(54,671)
Non-GAAP total net revenues	$73,507	$56,396	$255,066	$199,419

Operating expenses	$51,115	$43,559	$193,858	$174,559
Share-based compensation expense	(10,803)	(9,027)	(38,043)	(41,613)
Amortization of intangible assets	(1,382)	(1,389)	(5,531)	(4,605)
Restructuring (charges) credits	(24)	125	(1,047)	423
Acquisition-related compensation costs	(2,123)	(1,500)	(6,623)	(4,988)
Non-GAAP operating expenses	$36,783	$31,768	$142,614	$123,776

Operating expenses as a percent of total net revenues	69.5%	69.1%	76.0%	68.7%
Non-GAAP operating expenses as a percent of total net revenues	50.0%	50.4%	55.9%	48.7%

Income (loss) from operations	$3,011	$(1,074)	$(18,967)	$(40,070)
Share-based compensation expense	10,891	9,084	38,359	41,785
Amortization of intangible assets	1,382	1,389	5,531	4,605
Restructuring charges (credits)	24	(125)	1,047	(423)
Acquisition-related compensation costs	2,123	1,500	6,623	4,988
Non-GAAP income from operations	$17,431	$10,774	$32,593	$10,885

Net income (loss)	$3,659	$(1,489)	$(20,283)	$(42,245)
Share-based compensation expense	10,891	9,084	38,359	41,785
Amortization of intangible assets	1,382	1,389	5,531	4,605
Restructuring charges (credits)	24	(125)	1,047	(423)
Acquisition-related compensation costs	2,123	1,500	6,623	4,988
Non-GAAP net income	$18,079	$10,359	$31,277	$8,710

Weighted average shares used to compute net income (loss) per share	121,557	91,526	100,022	90,534
Effect of dilutive options, restricted stock units and warrants	—	8,887	11,063	6,476
Non-GAAP weighted average shares used to compute non-GAAP net income per share	121,557	100,413	111,085	97,010

Net income (loss) per share	$0.03	$(0.02)	$(0.20)	$(0.47)
Adjustments	0.12	0.12	0.48	0.56
Non-GAAP net income per share	$0.15	$0.10	$0.28	$0.09

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31, 2018	Year Ended December 31, 2018
	*	*
Net loss	$(2,300)	$(800)
Interest expense, net	—	100
Provision for income taxes	600	2,500
Other depreciation and amortization expense	5,000	22,000
EBITDA	3,300	23,800
Share-based compensation expense	9,700	43,000
Other income, net	(200)	(800)
Restructuring charges	—	—
Acquisition-related compensation costs	2,200	9,000
Adjusted EBITDA	$15,000	$75,000

* Adjusted EBITDA guidance for the three months ended March 31, 2018 and the year ended December 31, 2018 represents the midpoint of the ranges of $14 million to $16 million and $74 million to $76 million, respectively.